EXHIBIT 99.1


INTERNATIONAL FIBERCOM INC. REPORTS OPERATING RESULTS FOR THE THIRD QUARTER AND NINE MONTHS

PHOENIX--(BUSINESS WIRE)--Nov. 20, 2001--International FiberCom Inc. (Nasdaq:
IFCI - NEWS), announced its results for the third quarter and nine months ended Sept. 30, 2001, which were contained in its 10-Q Report filed with the Securities and Exchange Commission yesterday.

Revenues for the three months ended Sept. 30, 2001 were $68.3 million compared with $76.6 million for the year-earlier quarter, a decline of 11 percent. The company incurred a loss from continuing operations for the third quarter of 2001 of $99.7 million, or $2.61 per basic and diluted share, compared with net income of $3.2 million, or $0.08 per basic and $0.07 diluted share in the third quarter of 2000.

The company also reported an additional loss from discontinuance of its Equipment Distribution Division of $21.9 million for the third quarter, or $0.57 per basic and diluted share, to reflect losses anticipated upon disposal of the division because of its inability to find a buyer for the division and prospect of possible liquidation of the division.

The third quarter operating loss includes a charge of $44.9 million attributable to the write-off of certain assets, consisting primarily of goodwill, equipment and deferred debt acquisition costs. The bulk of this charge relates to goodwill specifically attributable to certain operations whose projected future cash flows did not support recoverability of the assets.

The quarterly loss also includes a reserve of $35.4 million to reflect the net realizable value of costs in excess of billings and accounts receivable that may be at risk. The discussions and negotiations with customers regarding these items did not progress positively during the quarter and while the company intends to pursue the amounts owed, the realization may be significantly delayed or reduced, and, in some cases, may require litigation. In this regard, the company continues to have discussions with its largest customer aimed at resolving disputes relating to work, billings and payments on several significant projects.

For the nine months ended Sept. 30, 2001, revenues were $226.7 million compared with $200.4 million in the same period in 2000, an increase of 26 percent. For the nine months ended Sept. 30, 2001, the company lost $143.6 million compared with income of $10.2 million for the same period in 2000. The nine month figures for 2001 include a charge for the loss on disposal of the Equipment Distribution Division of $41.4 million.

The company is in covenant default of its credit facility and is in the process of preparing a plan designed to return operations to profitability, cure these defaults, substantially pay down outstanding indebtedness and find alternative financing sources.

The company continues to pursue its cost-cutting and downsizing efforts in order to implement a cost structure and streamline operations to reach breakeven point as rapidly as possible; however, it continues to experience a reduced level of cash flow from its operations. The company noted in its 10-Q Report that there is substantial doubt regarding its ability to continue as a going concern. The company is also pursuing other alternatives, including sale of all or part of the business to raise additional capital to meet future financial obligations.

If the company is unable to raise additional financing or implement its business plan and generate sufficient cash flow from operations, it will have to curtail operations. The company can offer no assurances that it will be successful or that future results of operations will be sufficient to sustain its operations or borrowings.
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This press release contains certain forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The cautionary statements made in this release should be read as being applicable to all related forward-looking statements wherever they appear in this release. Forward-looking statements, by their very nature, include risks and uncertainties. Accordingly, the company's actual results could differ materially from those discussed herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. In addition to the risk factors found in the company's 10-K for the year ended Dec. 31, 2000, such factors, many of which are beyond the control of the company, also include the following: the severity and duration of the telecommunications industry slowdown; the sufficiency of the company's downsizing and restructuring activities; its ability to repay and replace its operating line of credit; its ability to implement a plan to return its operations to profitability and positive cash flow; the financial viability of the company's customers in general; its ability to collect amounts owed by its customers; its ability to sell its excess equipment at reasonable prices; the outcome of litigation in which the company is involved; its success in obtaining new contracts; the volume and type of work orders that are received under such contracts; the proceeds obtained upon the disposition or liquidation of the Equipment Distribution Division; the accuracy of the cost estimates for projects; the company's ability to complete its projects on time and within budget; levels of, and ability to collect, amounts receivable and costs in excess of billings on contracts in process; availability of trained personnel and utilization of the company's capacity to complete work; the company's ability to integrate the acquisitions into its organization and manage its growth; competition and competitive pressures on pricing; the company's success in marketing its wireless products and services; the company's ability to produce its wireless products in volume on a cost effective, timely basis with appropriate quality controls; and economic conditions in the United States and in the regions served by the company. Unless otherwise required by applicable securities laws, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
     International FiberCom Inc., Phoenix
     Doug Kimball, 480/941-1900
       or
     Allen & Caron Inc.
     Joseph Allen (investors), 949/474-4300
     joe@allencaron.com
       or
     Michael Mason (investors), 212/691-8087